FOR IMMEDIATE RELEASE      James M. Myers, Senior Vice President
---------------------                      and Chief Financial Officer
                                           (858) 677-3005

                        PETCO ANNOUNCES MERGER AGREEMENT
                              AND RECAPITALIZATION

         SAN DIEGO - May 17, 2000 - PETCO Animal Supplies, Inc. (NASDAQ: PETC) today announced the signing of a definitive merger agreement with a company organized by Leonard Green & Partners, L.P. and Texas Pacific Group.

         Under the terms of the merger agreement, the Company's stockholders will receive $22 per share in cash in a transaction with a total value of approximately $600 million including assumed debt. Brian K. Devine, Chairman, President and Chief Executive Officer of the Company and other members of management have agreed to retain equity in the Company.

         The Company entered into the merger agreement following the unanimous recommendation by a special committee comprised of non-management directors of the Company's Board of Directors.

         Mr. Devine stated, "The transaction announced today fulfills our long-standing commitment to deliver maximum value to our stockholders. In addition, we welcome the opportunity to partner with Leonard Green & Partners, L.P. and Texas Pacific Group, two of the most respected firms in the private equity arena, to position PETCO for continued long-term growth as the leader in the pet food and supplies industry."

         John Danhakl, partner with Leonard Green & Partners, L.P., and Jonathan Coslet, partner with Texas Pacific Group stated, "We are enthusiastic about the prospects of PETCO and excited to play a role in the Company's future growth. We expect PETCO's outstanding management team to continue the high standards of leadership that have made the Company such a success in the pet retailing industry."

         Completion of the transaction is subject to customary closing conditions, including stockholder approval, receipt of regulatory and other approvals and the completion of debt financing. Stockholder approval will be solicited by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission filing and review process. The Company currently anticipates completing the transaction in the fall of 2000. The equity and debt financing necessary for the transaction has been fully committed by Leonard Green & Partners, L.P., Texas Pacific Group, Goldman Sachs Credit Partners L.P., Wells Fargo Bank N.A., and affiliates of Trust Company of the West. Credit Suisse First Boston acted as financial advisor to Leonard Green & Partners, L.P. and Texas Pacific Group.

         Leonard Green & Partners, L.P., is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going private transactions and recapitalizations of established public and private companies. Leonard Green & Partners, L.P. has significant investments in Liberty Group Publishing, Inc., a chain of 284 community newspapers; RiteAid, a national chain of 3,800 drug stores; Twinlabs
Corporation, a leading manufacturer of vitamins and nutritional supplements; Leslie's Poolmart, Inc., the nation's leading retailer of pool supplies; Gart Sports Company, the nation's second largest sporting goods retailer; and White Cap Industries, Inc., a leading business-to-business retailer of specialty tools and materials to professional contractors in the Western United States. Leonard Green & Partners, L.P. is the largest private equity fund in Southern California, managing in excess of $1.7 billion of private equity capital.

         Texas Pacific Group, founded in 1993 and based in Fort Worth, TX, San Francisco, CA, and London, is a private investment partnership with capital of approximately $7 billion. TPG's principals include David Bonderman, James G. Coulter, and William S. Price. The partnership has made significant investments in a broad range of industries, including consumer products (Beringer Wine
Estates, Del Monte), luxury goods (Bally, Ducati, J.Crew), technology (ON Semiconductor, Gemplus), telecommunications (First World, Advanced TelCom Group), airlines (Continental, America West), and healthcare services (Oxford Health Plans).

         PETCO is a leading specialty retailer of premium pet food and supplies. PETCO operated 503 stores in 39 states and the District of Columbia as of April 29, 2000.

         Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as integration of operations as a result of acquisitions, competition, reliance on vendors, product lines and exclusive distribution arrangements, dependence on senior management and performance of new superstores, are discussed under the caption "Certain Cautionary Statements" in PETCO's Annual Report on Form 10-K for the year ended January 29, 2000.

                                                 ###